UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2013

THERMOGENESIS CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-82900	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road
Rancho Cordova, California  95742
(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Financial Officer.

On March 26, 2013, ThermoGenesis (“the Company”) appointed Dan T. Bessey, age 48, as Chief Financial Officer.  Mr. Bessey previously served from 2008 to 2012 as Vice President and Chief Financial Officer of SureWest Communications, a telecommunications company providing voice, video and data services to residential and commercial customers.  Mr. Bessey was with SureWest Communications since 1995 and served in a number of key financial leadership roles including Vice President of Finance, Controller and Director of Corporate Finance.  Prior to joining SureWest Communications, Mr. Bessey was with Ernst & Young, LLP.  Mr. Bessey is a Certified Public Accountant and has a B.S. degree in Business Administration with a concentration in Accountancy from California State University – Sacramento, where he graduated Magna Cum Laude.

Mr. Bessey succeeds Matthew T. Plavan as Chief Financial Officer.  Mr. Plavan has served as Chief Executive Officer and Chief Financial Officer since January 2012, and Mr. Plavan will continue to serve as Chief Executive Officer.

Mr. Bessey will receive an annual salary of $250,000, an initial grant of restricted stock totaling 50,000 shares and an option to acquire 50,000 shares of ThermoGenesis common stock.  Both the restricted stock grant and the option grant vest annually in three equal installments over a three year period on each anniversary of the grant date.  Mr. Bessey is also eligible to participate in the Management Bonus Plan, in which he will be eligible to receive a discretionary annual bonus of up to 35% of base salary.

Mr. Bessey has not previously held any positions with the Company.  There are no family relationships between Mr. Bessey and any director, officer, or affiliate of the Company.  There are no, and have not been any, related party transactions between the Company and Mr. Bessey.

For more information, see the press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release dated March 28, 2013, titled “ThermoGenesis Names Dan Bessey Chief Financial Officer”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS CORP.,
a Delaware Corporation

Dated: March 28, 2013	/s/ Matthew T. Plavan
Matthew T. Plavan,
Chief Executive Officer